CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of Post-Effective Amendment No. 13 to the Registration Statement of Neuberger Berman Equity Assets on Form N-1A (File No. 33-82568) of our report dated October 9, 1998, on our audit, of the financial statements and financial highlights of the Funds, which report is included in the Annual Report for Neuberger & Berman Equity Assets for the year ended August 31, 1998, which is incorporated by reference in the Registration Statement.

We also consent to the references to our firm under the caption "Independent Accountants and Financial Statements" in the Statement of Additional Information and under the heading "financial highlights" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
------------------------------
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    December 18, 1998